KKR REAL ESTATE FINANCE TRUST INC. REPORTS
FOURTH QUARTER AND FULL YEAR 2022 FINANCIAL RESULTS

New York, NY, February 7, 2023 - KKR Real Estate Finance Trust Inc. (the “Company” or “KREF”) (NYSE: KREF) today reported its financial results for the quarter and full year ended December 31, 2022.

Reported net income attributable to common stockholders of $14.6 million and $15.4 million, or $0.21 and $0.23 per diluted share of common stock, for the three and twelve months ended December 31, 2022, respectively.

Reported Distributable Earnings of $12.4 million and $109.6 million, or $0.18 and $1.62 per diluted share of common stock, for the three and twelve months ended December 31, 2022, respectively.

Fourth Quarter 2022 Highlights

•Originated and funded $370.4 million and $207.4 million, respectively, relating to three floating-rate loans, with a weighted average appraised loan-to-value ratio (“LTV”)(1) and coupon(2) of 58% and 8.0%, respectively. Received loan repayments of $209.2 million.
•Entered into a new $125.0 million asset specific financing facility, which provides non-recourse match-term asset-based financing on a non-mark-to-market basis.
•In December 2022, the Company agreed to restructure a $161.0 million defaulted senior office loan into a senior mortgage loan and a junior mezzanine note, which is subordinate to a new senior mezzanine note held by the sponsor. As of December 31, 2022, $25.0 million, or ($0.36) per diluted share, was deemed uncollectible and written off.

2022 Highlights

•$951.8 million liquidity position, including $239.8 million of cash and $610.0 million of undrawn capacity on the Company's corporate revolving credit facility ("Revolver"), in addition to $179.4 million of unencumbered senior loans as of December 31, 2022.
•Originated and funded $2.7 billion and $1.8 billion, respectively, relating to 25 floating-rate loans. 69% of 2022 origination secured by multifamily or industrial properties.
•Current loan portfolio of $7.8 billion is 100% floating-rate with a weighted average LTV of 66% as of December 31, 2022.
•Optimized and diversified financing sources:
•77% of secured financing was completely non-mark-to-market, and the remaining balance was only subject to mark-to-credit, as of December 31, 2022.
•Closed a $1.0 billion managed multifamily CLO with a two-year reinvestment period providing $847.5 million of non-mark-to-market and non-recourse financing equating to an 84.75% advance rate, at a weighted average cost of capital of Term SOFR+1.71% before transaction costs.
•Entered into three new asset specific financing facilities totaling $490.6 million, which provide non-recourse match-term asset-based financing on a non-mark-to-market basis.
•Entered into a new $350.0 million term lending agreement, which provides match-term financing on a non-mark-to-market basis with an option to increase the facility to $500.0 million.
•Increased the borrowing capacity of an existing $500.0 million term lending agreement to $1.0 billion, which provides match-term asset-based financing on a non-mark-to-market basis.
•Increased the borrowing capacity on the Revolver by $275.0 million to $610.0 million and extended the maturity date through March 2027.

(1)    LTV is generally based on the initial loan amount divided by the as-is appraised value as of the date the loan was originated or by the current principal amount as of the date of the most recent as-is appraised value. Weighted average LTV excludes loans with a risk rating of 5 and one real estate corporate loan to a multifamily operator.
(2)    Weighted average coupon assumes the greater of applicable index rate, including one-month LIBOR and Term SOFR, or the applicable contractual rate floor as of December 31, 2022.

•Issued 6,210,000 shares of 6.5% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”), at a liquidation price of $25.00 per share, and received net proceeds of $151.2 million.
•Completed two underwriting public offerings totaling 9,244,155 shares of common stock, resulting in net proceeds of $187.5 million, before transaction costs.
•Repurchased 2,085,370 shares of our common stock for $35.8 million.
•Common book value was $1,243.8 million, or $18.00 per common share, as of December 31, 2022, inclusive of a CECL allowance of $111.1 million, or ($1.61) per common share. Net income includes a CECL provision of $112.4 million, or ($1.66) per diluted share, for the twelve months ended December 31, 2022. The increase in the CECL provision was primarily due to heightened market volatility and uncertainty, and reduced liquidity in the office sector.

Matt Salem, Chief Executive Officer of KREF, said: “Entering 2023, KREF is well positioned with liquidity of $950 million, 77% non-mark-to-market financing, and significant operating earnings tail-wind from current interest rate market.”

Patrick Mattson, President and Chief Operating Officer of KREF, added: “KREF grew the multifamily and industrial loan portfolios in 2022 while leveraging KKR’s Capital Markets franchise to source diversified financing solutions.”

Portfolio Performance

Collected 100% of interest payments due on the loan portfolio for the year ended December 31, 2022. As of December 31, 2022, the average risk rating of the Company's portfolio was 3.2, weighted by outstanding principal amount, as compared to 3.1 and 2.9 as of September 30, 2022 and December 31, 2021, respectively.

Fourth Quarter 2022 Investment Activity

Loan Originations

The Company committed capital and funded the following floating-rate loans ($ in thousands):

Description/ Location	Property Type	Month Originated	Committed Principal Amount(A)	Initial Principal Funded	Interest Rate (B)	Maturity Date(C)	LTV
Senior Loan, Miami, FL	Multifamily	October 2022	$110,400	$94,000	S + 3.8%	November 2027	51%
Senior Loan, Cary, NC	Multifamily	November 2022	100,000	93,300	S + 3.4	December 2027	63
Senior Loan, Various	Self-Storage	December 2022	160,000	20,065	S + 3.8	January 2028	61
Total/Weighted Average(D)			$370,400	$207,365	S + 3.7%		58%

(A)    Represents principal amount committed by the Company. Total committed principal amount inclusive of KKR affiliate co-originations totaled $530.4 million.
(B)    Floating rate based on Term SOFR. The weighted average cash coupon is 8.0% as of December 31, 2022, based on outstanding principal.
(C)    Maturity date assumes all extension options are exercised, if applicable.
(D)    Weighted average interest rate and LTV are based on committed principal amount of the underlying loans.

Quarter End Portfolio Summary

The following table sets forth certain information regarding the Company’s portfolio(A) as of December 31, 2022 ($ in millions):

Investment	Committed Principal Amount	Outstanding Principal Amount	Amortized Cost(B)	Carrying Value(C)	Max Remaining Term (Years)(D)(E)	Weighted Average LTV(D)
Senior Loans(F)	$9,321.3	$7,760.0	$7,717.1	$7,610.1	3.3	66%
Non-Senior Loans(G)	40.4	40.4	40.2	40.1	3.0	n.a.
CMBS B-Pieces(H)	40.0	35.7	35.7	36.8	6.4	58
Total/Weighted Average	$9,401.7	$7,836.1	$7,793.0	$7,687.0	3.3	66%

(A)    Excludes one Real Estate Owned asset with a net carrying value of $80.2 million as of December 31, 2022.
(B)    Amortized cost represents the outstanding face amount of loans, net of applicable unamortized discounts, loan origination fees and write-offs.
(C)    Carrying value represents the amortized cost of loan, net of applicable allowance for credit losses. Carrying value for CMBS B-Pieces, held through an equity method investment ("RECOP I"), is measured at fair value.
(D)    Weighted by outstanding principal amount for the Company's senior, mezzanine and real estate corporate loans and by net equity for its CMBS B-Piece investments through RECOP I. Weighted average LTV excludes loans with a risk rating of 5 and one real estate corporate loan to a multifamily operator with an outstanding principal amount of $40.4 million as of December 31, 2022.

(E)    Max remaining term (years) assumes all extension options are exercised, if applicable.
(F)    Senior loans include senior mortgages and similar credit quality investments, including junior participations in the Company's originated senior loans for which it has syndicated the senior participations and retained the junior participations for its portfolio.
(G)    Includes one real estate corporate loan to a multifamily operator with an outstanding principal amount of $40.4 million as of December 31, 2022. Excludes one fully funded mezzanine loan with an outstanding principal amount of $5.5 million that was fully written off.
(H)    Represents an equity method investment in RECOP I.

Non-GAAP Financial Measures

Reconciliation of Distributable Earnings (Loss) to Net Income (Loss) Attributable to Common Stockholders

The table below reconciles Distributable Earnings (Loss) and related diluted per share amounts to net income (loss) attributable to common stockholders and related diluted per share amounts, respectively, for the three months ended December 31, 2022, September 30, 2022 and December 31, 2021 and the years ended December 31, 2022 and 2021, respectively ($ in thousands, except per share data):

	Three Months Ended	Per Diluted Share(A)	Three Months Ended	Per Diluted Share(A)	Three Months Ended	Per Diluted Share(A)
	December 31, 2022		September 30, 2022		December 31, 2021
Net Income (Loss) Attributable to Common Stockholders	$14,602	$0.21	$(48,421)	$(0.70)	$35,198	$0.59
Adjustments
Non-cash equity compensation expense	1,494	0.02	2,175	0.03	1,413	0.02
Unrealized (gains) or losses, net(B)	(25)	—	(79)	—	1,463	0.02
Provision for (reversal of) credit losses, net	21,189	0.31	80,604	1.16	(3,077)	(0.05)
Non-cash convertible notes discount amortization	91	—	91	—	91	—
Gain on redemption of non-voting manager units	—	—	—	—	(5,126)	(0.09)
Distributable Earnings before realized loss on loan write-offs	$37,351	$0.54	$34,370	$0.50	$29,962	$0.50
Realized loss on loan write-offs(C)	(25,000)	(0.36)	—	—	(32,905)	(0.55)
Distributable Earnings (Loss)	$12,351	$0.18	$34,370	$0.50	$(2,943)	$(0.05)
Diluted weighted average common shares outstanding, Distributable Earnings(D)	69,109,790		69,382,730		59,364,672

(A)    Numbers presented may not foot due to rounding.
(B)    Includes $0.0 million, ($0.1) million and ($1.1) million of unrealized mark-to-market adjustment to RECOP I's underlying CMBS investments for the three months ended December 31, 2022, September 30, 2022 and December 31, 2021, respectively. Includes $2.5 million non-cash redemption value adjustment of the Special Non-Voting Preferred Stock for the three months ended December 31, 2021.
(C) Includes a $25.0 million write-off of a defaulted senior office loan, a portion of which was deemed uncollectible during the three months ended December 31, 2022. Includes a $32.1 million write-off on a defaulted senior retail loan which the Company took title of the underlying property and a $0.9 million write-off of the remaining balance on an impaired mezzanine retail loan during the three months ended December 31, 2021.
(D) Diluted weighted average number of shares of common stock outstanding for Distributable Earnings excludes 88,592 restricted stock units for the three months ended December 31, 2021 as the effect was anti-dilutive.

	Year Ended	Per Diluted Share(A)	Year Ended	Per Diluted Share(A)
	December 31, 2022		December 31, 2021
Net Income Attributable to Common Stockholders	$15,371	$0.23	$125,635	$2.21
Adjustments
Non-cash equity compensation expense	7,835	0.12	7,428	0.13
Unrealized (gains) or losses, net(B)	(1,326)	(0.02)	1,059	0.02
Provision for (reversal of) credit losses, net	112,373	1.66	(4,059)	(0.07)
Non-cash convertible notes discount amortization	361	0.01	361	0.01
Gain on redemption of non-voting manager units	—	—	(5,126)	(0.09)
Distributable Earnings before realized loss on loan write-offs	$134,614	$1.99	$125,298	$2.21
Realized loss on loan write-offs(C)	(25,000)	(0.37)	(32,905)	(0.58)
Distributable Earnings	$109,614	$1.62	$92,393	$1.63
Diluted weighted average common shares outstanding, Distributable Earnings	67,553,578		56,783,388

(A)    Numbers presented may not foot due to rounding.
(B)    Includes ($1.3) million and ($2.2) million of unrealized mark-to-market adjustment to our RECOP I's underlying CMBS investments for the years ended December 31, 2022 and 2021, respectively. Includes $3.3 million non-cash redemption value adjustment of the Special Non-Voting Preferred Stock for the year ended December 31, 2021.
(C)    Includes a $25.0 million write-off of a defaulted senior office loan, a portion of which was deemed uncollectible during the year ended December 31, 2022. Includes a $32.1 million write-off on a defaulted senior retail loan which we took title of the underlying property and $0.9 million write-off of the remaining balance on an impaired mezzanine retail loan during the year ended December 31, 2021.

Book Value

The Company’s book value per share of common stock was $18.00 as of December 31, 2022, as compared to book value per share of common stock of $18.28 and $19.37 as of September 30, 2022 and December 31, 2021, respectively.

Book value per share as of December 31, 2022 includes the impact of a CECL allowance of $111.1 million, or ($1.61) per common share. See Note 2 — Summary of Significant Accounting Policies, to the Company's consolidated financial statements included in the Form 10-K for the fiscal year ended December 31, 2022 for a detailed discussion of the allowance for credit losses.

Subsequent Events

The following events occurred subsequent to December 31, 2022:

Financing Activities

Loan Modifications

In January 2023, the Company completed the modification of a senior office loan located in Philadelphia, PA, that was risk-rated 4 at September 30, 2022, with an outstanding principal balance of $161.0 million, of which $25.0 million was deemed uncollectible and written off, as of December 31, 2022. The terms of the modification included, among others, a $25.0 million principal repayment and a restructure of the Company’s $136.0 million senior loan (after the $25.0 million repayment) into a $116.5 million committed senior mortgage loan (including future funding of $5.5 million) and a $25.0 million junior mezzanine note. The junior mezzanine note is subordinate to a new $41.5 million committed senior mezzanine note (including future funding of $16.5 million ) held by the sponsor. The restructured senior loan earns a coupon rate of S+3.25% and has a new term of up to four years, assuming all extension options are exercised. The senior loan was risk-rated 5 at December 31, 2022, then reassessed post-modification and is currently a risk-rated 3 loan.

Corporate Activities

Dividends

In January 2023, the Company paid $29.7 million in dividends on its common stock, or $0.43 per share, with respect to the fourth quarter of 2022, to stockholders of record on December 30, 2022.

Share Repurchase Program

In February 2023, the Company's Board of Directors (the “Board”) authorized an increase to the Company's share repurchase program. Under the program, as increased by the Board, the Company may repurchase up to an aggregate of $100.0 million of its common stock, inclusive of any amounts remaining under its existing repurchase authorization, effective as of February 3, 2023, of which up to $50.0 million may be repurchased under a pre-set trading plan meeting the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and provide for repurchases of common stock when the market price per share is below book value per share (calculated in accordance with GAAP as of end of the most recent quarterly period for which financial statements are available), and the remaining $50.0 million may be used for repurchases in the open market, pursuant to pre-set trading plans meeting the requirements of Rule 10b5-1 under the Exchange Act, in privately negotiated transactions or otherwise. The timing, manner, price and amount of any common stock repurchases will be determined by the Company in its discretion and will depend on a variety of factors, including legal requirements, price, liquidity and economic considerations, and market conditions. The program does not require the Company to repurchase any specific number of shares of common stock. The program does not have an expiration date and may be suspended, modified or discontinued at any time.

Teleconference Details:

The Company will host a conference call to discuss its financial results on Wednesday, February 8, 2023 at 10:00 a.m. Eastern Time. Members of the public who are interested in participating in the Company’s fourth quarter 2022 earnings teleconference call should dial from the U.S., (844) 784-1730, or from outside the U.S., +1 (412) 380-7410, shortly before 10:00 a.m. and reference the KKR Real Estate Finance Trust Inc. Teleconference Call; a pass code is not required. Please note the teleconference call will be available for replay beginning approximately two hours after the broadcast. To access the replay, callers from the U.S. should dial (877) 344-7529 and callers from outside the U.S. should dial +1 (412) 317-0088, and enter conference identification number 1485129.

Webcast:

The conference call will also be available on the Company’s website at www.kkrreit.com. To listen to a live broadcast, please go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. A replay of the webcast will also be available for 30 days on the Company’s website.

Supplemental Information

The slide presentation accompanying this release and containing supplemental information about the Company’s financial results for the fiscal year ended December 31, 2022 may also be accessed through the investor relations section of the Company’s website at www.kkrreit.com.

About KKR Real Estate Finance Trust Inc.

KKR Real Estate Finance Trust Inc. (NYSE: KREF) is a real estate investment trust that primarily originates or acquires transitional senior loans collateralized by institutional-quality commercial real estate assets that are owned and operated by experienced and well-capitalized sponsors and located in liquid markets with strong underlying fundamentals. The Company's target assets also include mezzanine loans, preferred equity and other debt-oriented instruments with these characteristics. The Company is externally managed and advised by KKR Real Estate Finance Manager LLC, a registered investment adviser and an indirect subsidiary of KKR & Co. Inc., a leading global alternative investment firm with an over 45-year history of leadership, innovation and investment excellence and $496.2 billion of assets under management as of September 30, 2022.

Additional information can be found on the Company’s website at www.kkrreit.com.

Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the Company’s current views with respect to, among other things, its future operations and financial performance. You can identify these forward looking statements by the use of words such as “outlook,” “believe,” “expect,” “potential,” “continue,” “may,” “should,” “seek,” “approximately,” “predict,” “intend,” “will,” “plan,” “estimate,” “anticipate,” the negative version of these words, other comparable words or other statements that do not relate strictly to historical or factual matters. By their nature, forward-looking statements speak only as of the date they are made, are not statements of historical fact or guarantees of future performance and are subject to risks, uncertainties, assumptions or changes in circumstances that are difficult to predict or quantify. The forward-looking statements are based on the Company’s beliefs, assumptions and expectations, taking into account all information currently available to it. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to the Company or are within its control. Such forward-looking statements are subject to various risks and uncertainties, including, among other things: the general political, economic and competitive conditions in the United States and in any foreign jurisdictions in which the Company invests, including with respect to the effects of the COVID-19 pandemic, and their impact on the Company’s loan portfolio, financial condition and business operations; accelerating inflationary trends, spurred by multiple factors including high commodity prices, a tight labor market, and low residential vacancy rates, may result further in interest rate increases and lead to increased market volatility; higher interest rates imposed by the Federal Reserve may lead to a decrease in prepayment speeds and an increase in the number of borrowers who exercise extension options, which could extend beyond the term of certain secured financing agreements the Company uses to finance its loan investments; the economic impact of escalating global trade tensions, the conflict between Russia and Ukraine, and the adoption or expansion of economic sanctions or trade restrictions; reduced demand for office, multifamily or retail space, including as a result of the COVID-19 pandemic and/or hybrid work schedules which allow work from remote locations other than the employer's office premises; how widely utilized COVID-19 vaccines will be, whether they will be effective in preventing the spread of COVID-19 (including its variant strains), and their impact on the ultimate severity and duration of the COVID-19 pandemic; actions that may be taken by governmental authorities to contain the COVID-19 outbreak or to treat its impact; the impact of, and market dislocations that may result from, governmental intervention in the economic and financial system or from regulatory reform of the oversight of financial markets; interest rate mismatches between the Company’s target assets and any borrowings used to fund such assets; adverse developments in the availability of desirable investment opportunities whether they are due to competition, regulation or otherwise; the level and volatility of prevailing interest rates and credit spreads, including as a result of the planned discontinuance of LIBOR and the transition to alternative reference rates; adverse changes in the real estate and real estate capital markets; difficulty or delays in redeploying the proceeds from repayments of the Company’s existing investments; general volatility of the securities markets in which the Company participates; changes in the Company’s business, investment strategies or target assets; deterioration in the performance of the properties securing the Company’s investments that may cause deterioration in the performance of the Company’s investments, risks in collection of contractual interest payments, and potentially, principal losses to the Company; acts of God such as hurricanes, earthquakes and other natural disasters, pandemics such as COVID-19, acts of war and/or terrorism and other events that may cause unanticipated and uninsured performance declines and/or losses to the Company or the owners and operators of the real estate securing the Company’s investments; the adequacy of collateral securing the Company’s investments and declines in the fair value of the Company’s investments; difficulty in obtaining financing or raising capital; difficulty in successfully managing the Company’s growth, including integrating new assets into the Company’s existing systems; reductions in the yield on the Company’s investments and increases in the cost of the Company’s financing; defaults by borrowers in paying debt service on outstanding indebtedness; the availability of qualified personnel and the Company’s relationship with its Manager; subsidiaries of KKR & Co. Inc. have significant influence over the Company and KKR's interests may conflict with those of the Company’s stockholders in the future; the cost of operating the Company’s platform, including, but not limited to, the cost of operating a real estate investment platform; adverse legislative or regulatory developments; the Company’s qualification as a real estate investment trust ("REIT") for U.S. federal income tax purposes and the Company’s exclusion from registration under the Investment Company Act of 1940, as amended; authoritative accounting principles generally accepted in the United States of America ("GAAP") or policy changes from standard-setting bodies such as the Financial Accounting Standards Board, the Securities and Exchange Commission (the "SEC"), the Internal Revenue Service, the New York Stock Exchange and other authorities that the Company is subject to, as well as their counterparts in any foreign jurisdictions where the Company might do business; and other risks and uncertainties, including those described under Part I-Item 1A. “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as such factors may be updated from time to time in the Company’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in this release. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements and information included in this release and in the Company’s filings with the SEC. All forward-looking statements in this release speak only as of the date of this release. The Company undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by law.

CONTACT INFORMATION

Investor Relations:
KKR Real Estate Finance Trust Inc.
Jack Switala
Tel: +1-888-806-7781 (U.S.) / +1-212-763-9048 (Outside U.S.)
KREF-IR@kkr.com

Media:
Kohlberg Kravis Roberts & Co. L.P.
Miles Radcliffe-Trenner
Tel: +1-212-750-8300
media@kkr.com

Definitions:

“Loan-to-value ratio”: Generally based on the initial loan amount divided by the as-is appraised value as of the date the loan was originated or by the current principal amount as of the date of the most recent as-is appraised value. For the CMBS B-Pieces, LTV is based on the weighted average LTV of the underlying loan pool.

“Distributable Earnings”: Distributable Earnings, a measure that is not prepared in accordance with GAAP, is a key indicator of the Company's ability to generate sufficient income to pay its quarterly dividends and in determining the amount of such dividends, which is the primary focus of yield/income investors who comprise a significant portion of the Company’s investor base. Accordingly, the Company believes providing Distributable Earnings on a supplemental basis to its net income as determined in accordance with GAAP is helpful to its stockholders in assessing the overall performance of the Company’s business.

The Company defines Distributable Earnings as net income (loss) attributable to stockholders or, without duplication, owners of the Company’s subsidiaries, computed in accordance with GAAP, including realized losses not otherwise included in GAAP net income (loss) and excluding (i) non-cash equity compensation expense, (ii) depreciation and amortization, (iii) any unrealized gains or losses or other similar non-cash items that are included in net income for the applicable reporting period, regardless of whether such items are included in other comprehensive income or loss, or in net income, and (iv) one-time events pursuant to changes in GAAP and certain material non-cash income or expense items agreed upon after discussions between the Company’s manager and board of directors and after approval by a majority of the Company’s independent directors. The exclusion of depreciation and amortization from the calculation of Distributable Earnings only applies to debt investments related to real estate to the extent the Company forecloses upon the property or properties underlying such debt investments.

Distributable Earnings should not be considered as a substitute for GAAP net income. The Company cautions readers that its methodology for calculating Distributable Earnings may differ from the methodologies employed by other REITs to calculate the same or similar supplemental performance measures, and as a result, the Company’s reported Distributable Earnings may not be comparable to similar measures presented by other REITs.

The weighted average diluted shares outstanding used for purposes of calculating Distributable Earnings per diluted weighted average share has been adjusted from the weighted average diluted shares outstanding under GAAP to exclude potential shares that may be issued upon the conversion of the Convertible Notes. Consistent with the treatment of other unrealized adjustments to Distributable Earnings, these potentially issuable shares are excluded until a conversion occurs, which we believe is a useful presentation for investors. We believe that excluding shares issued in connection with a potential conversion of the Convertible Notes from our computation of Distributable Earnings per diluted weighted average share is useful to investors for various reasons, including: (i) conversion of Convertible Notes to shares would require the holder of a note to elect to convert the Convertible Note and for us to elect to settle the conversion in the form of shares, and we currently intend to settle the Convertible Notes in cash; (ii) future conversion decisions by note holders will be based on our stock price in the future, which is presently not determinable; and (iii) we believe that when evaluating our operating performance, investors and potential investors consider our Distributable Earnings relative to our actual distributions, which are based on shares outstanding and not shares that might be issued in the future.

KKR Real Estate Finance Trust Inc. and Subsidiaries

Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)

	December 31, 2022	December 31, 2021
Assets
Cash and cash equivalents(A)	$239,791	$271,487
Commercial mortgage loans, held-for-investment	7,494,138	6,316,733
Less: Allowance for credit losses	(106,974)	(22,244)
Commercial mortgage loans, held-for-investment, net	7,387,164	6,294,489
Real estate owned, net	80,231	78,569
Accrued interest receivable	39,005	15,241
Equity method investments	36,849	35,537
Other assets(B)	19,281	7,916
Total Assets	$7,802,321	$6,703,239

Liabilities and Equity
Liabilities
Secured financing agreements, net	$3,748,691	$3,726,593
Collateralized loan obligations, net	1,935,592	1,087,976
Secured term loan, net	336,828	338,549
Convertible notes, net	143,237	141,851
Dividends payable	29,711	26,589
Accrued interest payable	17,859	6,627
Accounts payable, accrued expenses and other liabilities(C)	10,245	7,521
Due to affiliates	8,722	5,952
Total Liabilities	6,230,885	5,341,658

Commitments and Contingencies	—	—

Permanent Equity
Preferred Stock, 50,000,000 shares authorized
Series A cumulative redeemable preferred stock, $0.01 par value (13,110,000 and 6,900,000 shares issued and outstanding as of December 31, 2022 and 2021, respectively; liquidation preference of $25.00 per share)	131	69
Common stock, $0.01 par value, 300,000,000 authorized (75,080,707 and 65,271,058 shares issued; 69,095,011 and 61,370,732 shares outstanding as of December 31, 2022 and 2021, respectively)	691	613
Additional paid-in capital	1,808,983	1,459,959
Accumulated deficit	(141,503)	(38,208)
Repurchased stock (5,985,696 and 3,900,326 shares repurchased as of December 31, 2022 and 2021, respectively)	(96,764)	(60,999)
Total KKR Real Estate Finance Trust Inc. stockholders’ equity	1,571,538	1,361,434
Noncontrolling interests in equity of consolidated joint venture	(102)	147
Total Permanent Equity	1,571,436	1,361,581
Total Liabilities and Equity	$7,802,321	$6,703,239

(A)    Includes $151.0 million and $54.0 million held in collateralized loan obligation as of December 31, 2022 and 2021, respectively.
(B)    Includes $10.8 million and $2.3 million of restricted cash as of December 31, 2022 and 2021, respectively.
(C)    Includes $4.1 million and $1.5 million of expected loss reserve for unfunded loan commitments as of December 31, 2022 and 2021, respectively.

KKR Real Estate Finance Trust Inc. and Subsidiaries

Consolidated Statements of Income
(Amounts in thousands, except share and per share data)

	Three Months Ended			Year Ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net Interest Income
Interest income	$143,508	$114,627	$72,715	$421,968	$279,950
Interest expense	91,592	67,311	30,266	236,095	114,439
Total net interest income	51,916	47,316	42,449	185,873	165,511

Other Income
Revenue from real estate owned operations	2,417	2,092	—	8,971	—
Income from equity method investments	820	914	1,863	4,655	6,371
Other income	1,576	840	390	5,568	686
Gain on sale of investments	—	—	5,126	—	5,126
Total other income	4,813	3,846	7,379	19,194	12,183

Operating Expenses
General and administrative	4,576	4,286	3,383	17,616	14,235
Provision for (reversal of) credit losses, net	21,189	80,604	(3,077)	112,373	(4,059)
Management fee to affiliate	6,578	6,589	5,289	25,680	19,378
Incentive compensation to affiliate	634	—	3,463	634	10,273
Expenses from real estate owned operations	3,593	2,598	—	11,113	—
Total operating expenses	36,570	94,077	9,058	167,416	39,827

Income (Loss) Before Income Taxes, Noncontrolling Interests, Preferred Dividends, Redemption Value Adjustment and Participating Securities' Share in Earnings	20,159	(42,915)	40,770	37,651	137,867
Income tax expense	58	—	427	58	684
Net Income (Loss)	20,101	(42,915)	40,343	37,593	137,183
Noncontrolling interests in (income) loss of consolidated joint venture	(227)	161	—	(510)	—
Net Income (Loss) Attributable to KKR Real Estate Finance Trust Inc. and Subsidiaries	20,328	(42,754)	40,343	38,103	137,183
Preferred stock dividends and redemption value adjustment	5,326	5,326	4,966	21,304	11,369
Participating securities' share in earnings	400	341	179	1,428	179
Net Income (Loss) Attributable to Common Stockholders	$14,602	$(48,421)	$35,198	$15,371	$125,635

Net Income (Loss) Per Share of Common Stock
Basic	$0.21	$(0.70)	$0.59	$0.23	$2.22
Diluted	$0.21	$(0.70)	$0.59	$0.23	$2.21
Weighted Average Number of Shares of Common Stock Outstanding
Basic	69,109,790	69,382,730	59,364,672	67,553,578	56,571,200
Diluted	69,109,790	69,382,730	59,453,264	67,553,578	56,783,388

Dividends Declared per Share of Common Stock	$0.43	$0.43	$0.43	$1.72	$1.72